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                                                                    EXHIBIT 10.5

                            TAX ALLOCATION AGREEMENT

                                  BY AND AMONG

                            CENTERPOINT ENERGY, INC.

                          AND ITS AFFILIATED COMPANIES

                                       AND

                           TEXAS GENCO HOLDINGS, INC.

                          AND ITS AFFILIATED COMPANIES

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                            TAX ALLOCATION AGREEMENT

                  THIS TAX ALLOCATION AGREEMENT (this "Agreement"), entered into effective as of August 31, 2002, by and among CenterPoint Energy, Inc., a Texas corporation ("CP"), each CP Affiliated Company, Texas Genco Holdings, Inc., a Texas corporation ("Texas Genco"), and each Texas Genco Affiliated Company is entered into in connection with the Distribution (as defined below).

                                    RECITALS

                  WHEREAS, CP is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which currently files a consolidated federal income tax return, and which, together with other affiliated corporations, is party to the Tax Sharing Agreement (as defined below);

                  WHEREAS, as set forth in the Master Separation Agreement, dated December 31, 2000, and subject to the terms and conditions thereof, Reliant Energy, Incorporated, the predecessor to CP, transferred all of its Texas electric generating assets to a limited partnership subsidiary of Texas Genco, and the limited partnership subsidiary of Texas Genco assumed all of the liabilities associated with such electric generating assets; and

                  WHEREAS, in accordance with the Texas statute that mandates the deregulation of the Texas electric business and in order to establish the "stranded costs" attributable to the electric power generation facilities owned by Texas Genco and pursuant to that certain Separation Agreement between CenterPoint Energy, Inc. and Texas Genco Holdings, Inc., dated as of August 31, 2002, CP will distribute approximately 19% of its shares of Texas Genco common stock, on a pro rata basis, to the holders of the common stock of CP (the "Distribution");

                  NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.        DEFINITIONS

                  1.1 In General. As used in this Agreement, the following capitalized terms shall have the following meanings:

                  "Affiliated Company" means, for income tax purposes, any entity in which a common parent holds 80% or more of the voting power and value of such corporation.

                  "Audit" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

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                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Consolidated Group" means a group of one or more corporations connected through stock ownership with a common parent in which the common parent owns at least 80% of the total voting power and value of such corporation and that files a Consolidated Return.

                  "Consolidated Return" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis.

                  "Consolidated Return Regulations" shall mean the Treasury Regulations promulgated under Chapter 6 of Subtitle A of the Code, including, as applicable, any predecessors or successors thereto.

                  "Consolidated State Tax" means any Tax incurred by a Legal Entity that is not a Federal Income Tax and that is filed on a combined, unitary, or consolidated basis.

                  "Consolidated State Tax Return" means a Tax Return filed with respect to a Consolidated State Tax liability.

                  "CP" has the meaning set forth in the Recitals to this Agreement.

                  "CP Consolidated State Tax" means a Consolidated State Tax for a particular Tax period for which CP or a member of the CP Group has the legal obligation to file a Tax Return with respect to such Consolidated State Tax.

                  "CP Consolidated State Tax Return" means a Tax Return filed with respect to a CP Consolidated State Tax.

                  "CP Group" means CP, any CP Affiliated Company or other entity of which CP is the common parent corporation or other entity which may be, or may become a member of such group from time to time.

                  "CP Consolidated Group" means with respect to a particular Tax period a Consolidated Group in which CP is the common parent for all or a portion of such Tax period.

                  "DIT" shall mean any "deferred intercompany transaction" or "intercompany transaction" within the meaning of the Treasury Regulations (or predecessors thereto).

                  "Distribution" has the meaning set forth in the Recitals to this Agreement.

                  "Distribution Date" means the date on which the Distribution is effective.

                  "Federal Income Tax" means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by Sections 11, 55, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto, and any other income-based U.S. federal Tax which is hereinafter imposed upon corporations.

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                  "Filing Party" has the meaning set forth in Section 2.3 of this Agreement.

                  "Final Determination" means with respect to any issue (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (ii) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

                  "Income Taxes" means (1) any tax based upon, measured by, or calculated with respect to (A) net income or profits (including any capital gains tax, minimum tax and any tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar taxes) or (B) multiple bases if one or more of the bases upon which such tax may be based, measured by, or calculated with respect to, is described in clause (A) above, or (2) any U.S., state or local franchise tax.

                  "Indemnifying Party" means a person who has an obligation to indemnify another person under Section 5.2.

                  "Indemnitee" means a person who is owed an indemnification obligation by another person under Section 5.2.

                  "Joint Return" shall mean any Tax Return that includes at least two Legal Entities, of which one Legal Entity is a member of the Texas Genco Group and the other Legal Entity is a member of the CP Group.

                  "Legal Entity" shall mean a corporation, partnership, limited liability company or other legal entity under the corporation, partnership, limited liability company or other organizational laws of a state or other jurisdiction.

                  "Non-Filing Party" has the meaning set forth in Section 2.3 of this Agreement.

                  "Redetermination" shall mean any redetermination as the result of an Audit by the Service (or the relevant state, local or foreign governmental authority), a claim for refund, an amended Tax Return or otherwise and that is resolved by a Final Determination.

                  "Separate Tax" means any Tax incurred by a Legal Entity that is not a Federal Income Tax and that is filed on a separate company basis.

                  "Separate Return" means any Tax Return filed with respect to a Separate Tax liability.

                  "Service" means the Internal Revenue Service.

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                  "Tax" includes any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto.

                  "Tax Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the Service).

                  "Tax Benefit" means a reduction in the Tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

                  "Tax Detriment" means an increase in the Tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

                  "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

                  "Tax Sharing Agreement" means the Tax Sharing Agreement, dated August 6, 1997, entered into by and among Houston Industries, Incorporated (predecessor to CP), NorAm Energy Corp., and Houston Industries Energy, Inc.

                  "Tax Return" means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination,

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assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

                  "Texas Genco" has the meaning set forth in the Recitals to this Agreement.

                  "Texas Genco Group" means Texas Genco and any Texas Genco Affiliated Company of which Texas Genco would be the common parent corporation if Texas Genco were not a member of the CP Group.

                  "Treasury Regulations" means the final, temporary and proposed income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                  1.2 Construction Principles. As used in this Agreement, the singular shall be deemed to include the plural and vice versa, and the captions and section headings are inserted for convenience of reference only and are not intended to have any significance for the interpretation of, or construction of, the provisions of this Agreement. IT IS INTENDED THAT THIS AGREEMENT SHALL COMPLY WITH THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, RULE 45(c), TO THE EXTENT RELEVANT, AND ALL AMBIGUITIES SHALL BE INTERPRETED AND RESOLVED ACCORDINGLY.

SECTION 2.        PREPARATION AND FILING OF TAX RETURNS.

                  2.1 In General. CP shall timely file or cause to be filed all Tax Returns that are filed on a consolidated, combined or unitary basis and shall include Texas Genco and the Texas Genco Affiliates as members of the CP Group with respect to the Tax Items of Texas Genco and the Texas Genco Affiliates. If Texas Genco is required to file a Separate Return, CP shall timely file or cause to be filed all such Separate Returns.

                  2.2      Information and Cooperation.

                  (a) CP and Texas Genco shall provide each other all documents and information, and make available employees and officers of CP and Texas Genco, as reasonably requested by the other party, on a mutually convenient basis during normal business hours, to aid the other party in preparing any Tax Return described in Section 2.1 of this Agreement or to contest any Audit of any such Tax Return.

                  (b)      In the case of any Tax Return described in
Section 2.1 of this Agreement, CP will provide Texas Genco with a copy of that portion of each such Tax Return to the extent it relates to Texas Genco or any Texas Genco Affiliated Company, together with all related tax accounting work papers, not later than five (5) days after the receipt of a written request therefor.

                  2.3      Manner of Filing Tax Returns. Except as
otherwise provided in this Section 2.3 of this Agreement, the party that is required to file a return under Section 2.1 of this Agreement (the "Filing Party") shall have the exclusive right to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which

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any Tax Item shall be reported, (2) whether any extensions may be requested, (3)
the elections that will be made in such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside specialists to prepare such Tax Return, whom to retain for such purpose and the scope of any such retainer. (The party who is not the Filing Party is referred to herein as the "Non-Filing Party".)

                  2.4 Agent. Texas Genco hereby irrevocably designates, and agrees to cause each Texas Genco Affiliated Company to so designate, CP as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as CP, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Consolidated Return and any other Tax Return described in Section 2.1 of this Agreement.

SECTION 3.        TAX SHARING AND PAYMENTS.

                  3.1      In General.

                  (a) Sharing Agreement. Except to the extent specifically modified or supplemented herein, the Tax Sharing Agreement shall continue in full force and effect. The provisions of the Tax Sharing Agreement shall fix the rights and obligations of the parties as to the matters covered thereby.

                  (b) Federal Income Tax Payments. With respect to CP Consolidated Group federal income Taxes, no later than five (5) days prior to the due date (including extensions) of any consolidated federal income Tax Return of the CP Consolidated Group:

                           (i) Texas Genco shall pay to CP no later than five (5) days prior to the due date (including extensions) of such Tax Return, the excess, if any, of (A) the sum of (I) the aggregate amount of any Tax that would not have been incurred by the CP Consolidated Group but for the inclusion of any Legal Entity that is a member of the Texas Genco Group in the CP Consolidated Group and (II) the aggregate amount of any Tax refund, credit or other Tax Benefit that would have been realized or received with respect to such Tax Return (or any other Tax Return that has been or could have been filed) by the CP Consolidated Group but for the inclusion of any Legal Entity that is a member of the Texas Genco Group in the CP Consolidated Group over (B) the aggregate amount previously paid by Texas Genco pursuant to this clause (i); and

                           (ii) CP shall pay to Texas Genco no later than five (5) days prior to the due date (including extensions of such Tax Return) the excess, if any, of (A) the sum of (I) the aggregate amount of any Tax that would have been incurred by the CP Consolidated Group but for the inclusion of any Legal Entity that is a member of the Texas Genco Group in the CP Consolidated Group and (II) the aggregate amount of any Tax refund, credit or other Tax Benefit realized or received with

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                  respect to such Tax Return that would not have been realized or received by the CP Consolidated Group but for the inclusion of any Legal Entity that is a member of the Texas Genco Group in the CP Consolidated Group over (B) the aggregate amount previously paid by CP pursuant to this clause (ii).

                  (c) Consolidated, Combined, Unitary or Joint Return State Tax Payments. With respect to consolidated, combined, unitary or other Joint Return Taxes, other than consolidated federal income Taxes, no later than five
(5) days prior to the due date (including extensions) of any Joint Return of the CP Consolidated Group:

                           (i) Texas Genco shall pay to CP the excess, if any, of (A) the sum of (I) the aggregate amount of any Tax that would not have been incurred by the CP Consolidated Group but for the inclusion of any Legal Entity that is a member of the Texas Genco Group in the CP Consolidated Group and (II) the aggregate amount of any Tax refund, credit or other Tax Benefit that would have been realized or received with respect to such Tax Return (or any other Tax Return that has been or could have been filed) by the CP Consolidated Group but for the inclusion of any Legal Entity that is a member of the Texas Genco Group in the CP Consolidated Group over (B) the aggregate amount previously paid by Texas Genco pursuant to this clause (i); and

                           (ii) CP shall pay Texas Genco the excess, if any, of (A) the sum of (I) the aggregate amount of any Tax that would have been incurred by the CP Consolidated Group but for the inclusion of any Legal Entity that is a member of the Texas Genco Group in the CP Consolidated Group and (II) the aggregate amount of any Tax refund, credit or other Tax Benefit realized or received with respect to such Tax Return that would not have been realized or received by the CP Consolidated Group but for the inclusion of any Legal Entity that is a member of the Texas Genco Group in the CP Consolidated Group over (B) the aggregate amount previously paid by CP pursuant to this clause (ii).

                  (d) DITS. The Consolidated Return Regulations and the consolidated federal income Tax Returns filed by the CP Consolidated Group pursuant to this Agreement or the Tax Sharing Agreement, respectively, shall determine the timing of the recognition of Tax Items with respect to DITS and the determination of whether the CP Consolidated Group or the Texas Genco Group (and which member thereof) shall bear the Tax Benefit or burden of such Tax Items, and each group shall be responsible for the Tax Items recognized by its respective members with respect to any DITS.

                  (e)      Estimated Federal Tax Payments.

                           (i) In the case of any Federal Income Taxes for the CP Consolidated Group, Texas Genco (on behalf of itself and each Affiliated Company of Texas Genco) shall provide to CP no later than 8 days prior to the due date for each payment of an installment of estimated Federal Income Taxes (as determined

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                  under Section 6655 of the Code or successor provision then in effect) of the CP Consolidated Group ("Estimated Federal Installment Payment") such information pertaining to Texas Genco or an Affiliated Company of Texas Genco as is necessary for CP to compute the amount of such Estimated Federal Installment Payment.

                           (ii) On or before the due date of such Estimated Federal Installment Payment, CP shall inform Texas Genco of either (A) the amount ("Texas Genco Estimated Federal Installment Payment") that Texas Genco (on behalf of itself and each Affiliated Company of Texas Genco) must pay CP with respect to such Estimated Federal Installment Payment, or (B) the amount ("Texas Genco Estimated Federal Installment Refund") CP must pay Texas Genco with respect to such Estimated Federal Installment Payment. CP shall compute the amount of each Texas Genco Estimated Federal Installment Payment or the Texas Genco Estimated Federal Installment Refund, as the case may be, so as to equal the portion of the Estimated Federal Installment Payment that is allocable to Texas Genco and the Affiliated Companies of Texas Genco taking into account previous Texas Genco Estimated Federal Installment Payments and Texas Genco Estimated Federal Installment Refunds that have been made for the same period. CP shall calculate the portion of each Estimated Federal Installment Payment of the Texas Genco Group that is allocable to Texas Genco and the Affiliated Companies of Texas Genco by
                  (C) computing the sum of the estimated Federal Income Tax payments that Texas Genco and each Affiliated Company of Texas Genco would have been required to pay if each of Texas Genco and each Affiliated Company of Texas Genco had filed a Federal Income Tax Return on a separate company basis for such estimated Federal Income Tax period and (D) taking into account adjustments, if any, that are applicable on a Consolidated Return basis to the CP Consolidated Group Consolidated Return for such period. Texas Genco shall pay CP the Texas Genco Estimated Federal Installment Payment within 24 hours after the due date of the Estimated Federal Installment Payment to which it relates, and CP shall pay Texas Genco the Texas Genco Estimated Federal Installment Refund within 24 hours after the due date of the Estimated Federal Installment Payment to which it relates.

                           (iii) If (A) the portion of the actual Federal Income Tax Liability of the CP Consolidated Group that is allocable, as determined by CP in accordance with the Tax Sharing Agreement and consistent with the past practices utilized by the CP Tax Department in completing previous CP Consolidated Group Consolidated Returns, to Texas Genco and the Affiliated Companies of Texas Genco exceeds (B)(I) the sum of the Texas Genco Estimated Federal Installment Payments for such period less (II) the sum of the Texas Genco Estimated Federal Installment Refunds for such period, then CP shall inform Texas Genco of the amount of such excess on or before the due date of the CP Consolidated Group Consolidated Return for such period. Texas Genco (on behalf of itself and each Affiliated

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                  Company of Texas Genco) shall pay the amount of such excess to
                  CP within 24 hours after the due date of the CP Consolidated Group Consolidated Return.

                           (iv) If (A) (I) the sum of the Texas Genco Estimated Federal Installment Payments for a period less (II) the sum of the Texas Genco Estimated Federal Installment Refunds for such period exceeds (B) the portion of the actual Federal Income Tax Liability of the CP Consolidated Group for such period that is allocable, as determined by CP in accordance with the Tax Sharing Agreement and consistent with past practices utilized by the CP Tax Department in implementing previous CP Consolidated Group Returns, to Texas Genco and the Affiliated Companies of Texas Genco, then CP shall pay the amount of such excess to Texas Genco within 24 hours after the due date of the CP Consolidated Group Consolidated Return for such period.

                           (v) CP shall calculate the portion of the actual Federal Income Tax Liability of the CP Consolidated Group that is allocable to Texas Genco and the Affiliated Companies of Texas Genco for Sections 3.1(e)(iii) and (iv) consistent with the principles set forth in the penultimate sentence of
                  Section 3.1(e)(ii).

                  (f) Estimated Payments of CP Consolidated State Taxes and Texas Genco Separate State Taxes.

                           (i) In the case of any CP Consolidated State Tax for any period that includes a member of the Texas Genco Group or in the case of any Separate Tax of the Texas Genco Group, Texas Genco (on behalf of itself and each Affiliated Company of Texas Genco) shall provide to CP no later than 8 days prior to the due date for each payment of an installment of CP Consolidated State Tax ("Estimated Consolidated State Installment Payment") or Separate Tax of Texas Genco ("Estimated Separate State Installment Payment") such information pertaining to Texas Genco or an Affiliated Company of Texas Genco as is necessary for CP to compute the amount of such Estimated Consolidated State Installment Payment or such Estimated Separate State Installment Payment.

                           (ii) On or before the due date of such Estimated Consolidated State Installment Payment, CP shall inform Texas Genco of either (A) the amount ("Texas Genco Estimated Consolidated State Installment Payment") that Texas Genco (on behalf of itself and each Affiliated Company of Texas Genco) must pay CP with respect to such Estimated Consolidated State Installment Payment, or (B) the amount ("Texas Genco Consolidated Estimated State Installment Refund") CP must pay Texas Genco with respect to such Estimated Consolidated State Installment Payment. CP shall compute the amount of each Texas Genco Estimated Consolidated State Installment Payment or Texas Genco Estimated Consolidated State Installment Refund, as the case may be, so as to equal the portion of the Estimated Consolidated State Installment Payment that is allocable to Texas Genco and the Affiliated Companies of Texas Genco taking into account

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                  previous Texas Genco Estimated Consolidated State Installment
                  Payments and Texas Genco Estimated Consolidated State Installment Refunds that have been made for the same period. CP shall calculate the portion of each Estimated Consolidated State Installment Payment that is allocable to Texas Genco and the Affiliated Companies of Texas Genco by (C) computing the sum of the estimated CP Consolidated State Tax payments that Texas Genco and each Affiliated Company of Texas Genco would have been required to pay if each of Texas Genco and each Affiliated Company of Texas Genco had filed a CP Consolidated State Tax Return on a separate company basis for such estimated CP Consolidated State Tax period and (D) taking into account adjustments, if any, that are applicable on a Consolidated State Tax basis to the CP Consolidated State Tax Return for such period. Texas Genco shall pay CP the Texas Genco Estimated Consolidated State Installment Payment within 24 hours after the due date of the Estimated Consolidated State Installment Payment to which it relates, and CP shall pay Texas Genco the Texas Genco Estimated Consolidated State Installment Refund within 24 hours after the due date of the Estimated Consolidated State Installment Payment to which it relates to the extent that CP has cash available from tax installment payments from other members of the CP Consolidated Group and shall pay Texas Genco the balance, if any, of the Texas Genco Estimated Consolidated State Installment Refund within 5 business days after the date that CP receives the refund from the taxing authority.

                           (iii) On or before the due date of each Estimated Separate State Installment Payment, CP shall inform Texas Genco of either (A) the amount ("Texas Genco Estimated Separate State Installment Payment") that Texas Genco (on behalf of itself and each Affiliated Company of Texas Genco) must pay CP with respect to such Estimated Separate State Installment Payment, or (B) the amount ("Texas Genco Estimated Separate State Installment Refund") CP must pay Texas Genco with respect to such Estimated Separate State Installment Payment. CP shall compute the amount of each Texas Genco Estimated Separate State Installment Payment or Texas Genco Estimated Separate State Installment Refund, as the case may be, so as to equal the Estimated Separate State Installment Payment of Texas Genco and the Affiliated Companies of Texas Genco taking into account previous Texas Genco Estimated Separate State Installment Payments and Texas Genco Estimated Separate State Installment Refunds that have been made for the same period. Texas Genco shall pay CP the Texas Genco Estimated Separate State Installment Payment within 24 hours after the due date of the Estimated Separate State Installment Payment to which it relates, and CP shall pay Texas Genco the Texas Genco Estimated Separate State Installment Refund within 5 business days after the date that CP receives the refund from the taxing authority.

                           (iv)     If (A) the portion of the actual CP
                  Consolidated State Tax Liability for a period that is allocable, as determined by CP in accordance with the Tax Sharing Agreement and determined as if each of Texas Genco and each Affiliated

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                  Company of Texas Genco had filed a CP Consolidated State Tax
                  Return on a separate company basis for such estimated CP Consolidated State Tax period, to Texas Genco and the Affiliated Companies of Texas Genco exceeds (B)(I) the sum of the Texas Genco Estimated Consolidated State Installment Payments for such period less (II) the sum of the Texas Genco Estimated Consolidated State Installment Refunds for such period, then Texas Genco (on behalf of itself and each Affiliated Company of Texas Genco) shall pay the amount of such excess to CP within 24 hours after the due date of the CP Consolidated State Tax Return for such period.

                           (v) If (A) (I) the sum of the Texas Genco Estimated Consolidated State Installment Payments for a period less (II) the sum of the Texas Genco Estimated Consolidated State Installment Refunds for such period exceeds (B) the portion of the actual CP Consolidated State Tax Liability for such period that is allocable, as determined by CP in accordance with the Tax Sharing Agreement and if each of Texas Genco and each Affiliated Company of Texas Genco had filed a CP Consolidated State Tax Return on a separate company basis for such estimated CP Consolidated State Tax period, to Texas Genco and the Affiliated Companies of Texas Genco, then CP shall pay the amount of such excess to Texas Genco within 24 hours after the due date of the CP Consolidated State Tax Return for such period to the extent that CP has cash available from tax installment payments from other members of the CP Consolidated Group and shall pay Texas Genco the balance, if any, of the Texas Genco Estimated Consolidated State Installment Refund within 5 business days after the date that CP receives the refund from the taxing authority.

                           (vi) If (A) the sum of the Separate Tax of Texas Genco for a period exceeds (B)(I) the sum of the Texas Genco Estimated Separate State Installment Payments for such period less (II) the sum of the Texas Genco Estimated Separate State Installment Refunds for such period, then Texas Genco (on behalf of itself and each Affiliated Company of Texas Genco) shall pay the amount of such excess to CP within 24 hours after the due date of the CP Consolidated State Tax Return for such period.

                           (vii) If (A) (I) the sum of the Texas Genco Estimated Separate State Installment Payments for a period less (II) the sum of the Texas Genco Estimated Separate State Installment Refunds for such period exceeds (B) the sum of the Separate Tax of Texas Genco for such period, then CP shall pay the amount of such excess to Texas Genco within 5 business days after the date that CP receives the refund from the taxing authority.

                  (g) State Allocation Rules. For purposes of CP's determination under Section 3.1(c) and Section 3.1(f) of the portion of the actual CP Consolidated State Tax liability that is allocable to Texas Genco and the Affiliated Companies of Texas Genco, CP shall allocate the amount by which the net aggregate CP Consolidated State Tax liability for a particular period is increased or decreased because a Legal Entity included in the CP Consolidated State Tax Return created a nexus in a jurisdiction resulting in the imposition of a CP Consolidated State Tax by such jurisdiction that would not otherwise had been imposed but for such nexus either (A) completely to Texas Genco and the Affiliated Companies of Texas Genco if such Legal Entity is a member of the Texas Genco Group or (B) completely to the members of the CP Group if the Legal Entity is not a member of the Texas Genco Group.

                  3.2 Payments. CP shall pay (or cause to be paid) to the Service all Federal Income Taxes, if any, of the CP Consolidated Group that are attributable to Texas Genco and shall pay (or cause to be paid) to the appropriate Tax Authorities all Consolidated State Tax, if any, and all Separate Taxes, if any, that relate to the Texas Genco Group.

SECTION 4.        ALLOCATION OF CERTAIN TAX ITEMS.

                  4.1 Net Operating Losses. Net operating loss carryovers, current losses and other Tax attributes available to the CP Consolidated Group may be used by any member of the CP Consolidated Group without compensation to other members of the Consolidated Group generating such attributes.

                  4.2      Adjustments.

                  (a) In the event of any Redetermination of any Joint Return for any taxable period, the amounts required to be paid pursuant to
Section 3 or 4 of this Agreement shall be recomputed for such taxable period to take into account such Redetermination, and payments pursuant to Section 3 or 4 of this Agreement hereof shall be appropriately adjusted. Each party shall pay each other party an amount equal to the difference between the payment or payments previously made between the parties in respect of such redetermined Tax Return and the amount that would have been paid pursuant to this Agreement in respect of such redetermined Tax Return if such redetermined Tax Return had been filed on the basis of the Redetermination, plus interest at the statutory rate and applicable penalties.

                  (b) Any refund of Taxes received will be allocated in a manner consistent with the existing Tax Sharing Agreement in effect for such period and Section 3.1 of this Agreement.

SECTION 5.        INDEMNIFICATION AND CONTEST PROVISIONS.

                  5.1      General Indemnification.

                  (a) CP and each CP Affiliated Company shall jointly and severally indemnify Texas Genco, each Texas Genco Affiliated Company, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which CP or any CP Affiliated Company is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from the failure of CP, any CP Affiliated Company, or any director, officer or employee to make any payment required to be made under this Agreement.

                  (b) Texas Genco and each Texas Genco Affiliated Company shall jointly and severally indemnify CP, each CP Affiliated Company, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Texas Genco or any Texas Genco Affiliated Company is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from the failure of Texas Genco, any Texas Genco Affiliated Company, or any director, officer or employee to make any payment required to be made under this Agreement.

                  5.2      Payments.

                  (a) In General. Except as otherwise provided under this Agreement, to the extent that the Indemnifying Party has an indemnification or payment obligation to the Indemnitee pursuant to this Agreement, the Indemnitee shall provide the Indemnifying Party with its calculation of the amount of such indemnification payment. Such calculation shall provide sufficient detail to permit the Indemnifying Party to reasonably understand the calculations. All indemnification payments shall be made to the Indemnitee or to the appropriate Tax Authority as specified by the Indemnitee within the time prescribed for payment in this Agreement, or if no period is prescribed, within thirty (30) days after delivery by the Indemnitee to the Indemnifying Party of written notice of a payment or if such liability is contested pursuant to Section 6.3 of this Agreement, within thirty (30) days of the incurrence of such an amount based on a Final Determination, together with a computation of the amounts due.

                  (b) Electronic Payments. Any payment required under this Agreement shall be made by electronic funds transfer of immediately available funds.

                  5.3 Prompt Performance. All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

                  5.4 Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Section 5.4 shall bear interest for the period from and including the date immediately following the last date of the period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the date of determination, plus two percent (2%). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                  5.5 Tax Records. The parties to this Agreement hereby agree to retain and provide on proper demand by any Taxing Authority (subject to any applicable privileges) the books, records, documentation and other information relating to any Tax Return until the later of (a) the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof) and (b) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim.

SECTION 6.        AUDITS AND CONTEST RIGHTS.

                  6.1      In General.

                  (a) The members of the Texas Genco Group shall cooperate and provide reasonable access to books, records and other information needed in connection with Audits, administrative proceedings, litigation and other similar matters related to periods in which such member of the Texas Genco Group was a member of the CP Consolidated Group.

                  (b) Except as otherwise provided in this Agreement, the respective Filing Party shall have the right to control, contest, and represent the interests of CP, any CP Affiliated Company, Texas Genco or any Texas Genco Affiliated Company in any Audit relating to any Tax Return that the Filing Party is responsible for filing under Section 2.1 of this Agreement and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

                  6.2 Notice. If, after the date of this Agreement, CP (or any CP Affiliated Company) or Texas Genco (or any Texas Genco Affiliated Company) receives written notice of, or relating to, an Audit from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, could result in Taxes for which the other party is responsible under this Agreement, then the party receiving such notice shall provide a copy of such notice to such other party within ten (10) days of receipt thereof.

                  6.3      Contests.

                  (a) If any Tax Authority asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, could result in Taxes for which the Non-Filing Party is responsible under this Agreement, then upon request by the Non-Filing Party, the Filing Party shall contest, or continue to contest, any deficiency, claim or adjustment and the Filing Party shall keep the Non-Filing Party informed in a timely manner reasonably in advance of all actions taken or proposed to be taken by the Filing Party in connection with such deficiency, claim or adjustment.

                  (b) In the case of an Audit with respect to any Tax Item, the Filing Party shall:

                                    (1)      in the case of any material
                  correspondence or filing submitted to the Tax Authority or any judicial authority that relates to the merits of such deficiency, claim or adjustment (i) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide the Non-Filing Party with a draft copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment, (ii) incorporate, subject to applicable time constraints imposed by such Tax Authority or judicial authority, the Non-Filing Party's comments and changes on such draft copy of such correspondence or filing, and (iii) provide the Non-Filing Party with a final copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment;

                                    (2)      provide the Non-Filing Party with
                  notice reasonably in advance of, and the Non-Filing Party shall have the right to attend, any meetings with the Tax Authority (including meetings with examiners) or hearings or proceedings before any judicial authority to the extent they relate to such deficiency, claim or adjustment; and

                                    (3)      at the Filing Party's reasonable
                  request (or upon the Filing Party's consent to a request by the Non-Filing Party, which consent shall not be unreasonably withheld), the Non-Filing Party shall assume responsibility for (i) contesting and presenting the merits with respect to any deficiency, claim or adjustment that, if sustained, would result in Taxes for which the Non-Filing Party is responsible under this Agreement, or (ii) resolving, settling or agreeing to any such deficiency, claim or adjustment. Any such request (or consent) by the Filing Party shall be subject to the Non-Filing Party's continued compliance with the conditions of
                  Section 6.4 of this Agreement and to such other conditions as the Filing Party and Non-Filing Party reasonably agree.

                  6.4      Limitations.

                  (a) In General. The Filing Party shall have no obligation to contest, or to continue to contest, any deficiency, claim or adjustment in accordance with Section 6.3, and the Non-Filing Party shall have no right to control or participate under Section 6.3 of this Agreement unless:

                                    (1)      within thirty (30) days of a
                  reasonable request by the Filing Party, the Non-Filing Party shall deliver to the Filing Party a written opinion of a nationally recognized tax attorney, to the effect that the Non-Filing Party's position with respect to such deficiency, claim or adjustment is supported by a reasonable basis (within the meaning of Treasury Regulations Section 1.6662-3(b)(3));

                                    (2)      the Non-Filing Party shall have
                  agreed to be bound by a Final Determination of such deficiency, claim or adjustment;

                                    (3)      the Non-Filing Party shall have
                  agreed to pay, and shall be currently paying, all reasonable out of pocket costs and expenses incurred by the Filing Party to contest such deficiency, claim or assessment including reasonable outside attorneys', accountants' and investigatory fees and disbursements;

                                    (4)      the Non-Filing Party shall have
                  advanced to the Filing Party, on an interest-free basis (and with no additional net after-tax cost to the Filing Party), the amount of Tax in controversy (but not in excess of the lesser of (A) the amount of Tax for which the Non-Filing Party could be liable under this Agreement or (B) the amounts actually expended by the Filing Party for this item) to the extent necessary for the contest to proceed in the forum selected by the Filing Party;

                                    (5)      the Non-Filing Party shall have
                  provided to the Filing Party all documents and information, and shall have made available employees and officers of the Non-Filing Party, as may be necessary, useful or reasonably required by the Filing Party in contesting such deficiency, claim or adjustment; and

                                    (6)      the contest of such deficiency,
                  claim or adjustment shall involve no material danger of the sale, forfeiture or loss of, or the creation of any lien on, any asset of the Filing Party (except if the Non-Filing Party shall have adequately bonded such lien or otherwise made provision to protect the interests of the Filing Party in a manner reasonably satisfactory to the Filing Party).

                  (b) Settlement. Notwithstanding Section 6.4(a), the Filing Party may resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with any Audit of any Tax Return that it is responsible for filing under Section 2.1 of this Agreement if the Filing Party has provided the Non-Filing Party with a reasonable opportunity to review a copy of that portion of the settlement or compromise proposal which relates to the claim for which the Filing Party is seeking indemnification hereunder; provided, that if (a) the Filing Party fails to provide the Non-Filing Party such a reasonable opportunity to review such portion of such proposal, or (b) after such reasonable opportunity to review such proposal the Non-Filing Party in writing reasonably withholds its consent to all or part of such settlement or compromise proposal, then, unless the Filing Party was not required to continue the applicable contest under the terms of Section 6.4(a), the Non-Filing Party shall not be obligated to indemnify the Filing Party hereunder to the extent of the amount attributable to the loss to which such settlement or compromise relates as to which the Non-Filing Party has reasonably withheld its consent, or with respect to any other loss for which a successful contest is foreclosed because of such settlement or compromise as to which the Non-Filing Party has reasonably withheld its consent. If the Filing Party effects a settlement or compromise of such contest, notwithstanding that the Non-Filing Party has reasonably withheld its consent thereto, the Filing

Party shall repay to the Non-Filing Party such amounts that the Non-Filing Party advanced pursuant to clause (a)(4) of this Section 6.4 hereof as relate to such claim, to the extent that the Non-Filing Party has reasonably withheld its consent to the settlement or compromise thereof (together with interest at the prime rate as published in the Wall Street Journal on any such amount paid by the Non-Filing Party from the date paid by Lessee to the date repaid by the Filing Party).

                  (c)      Waiver. Notwithstanding any other provision of this
Section 6.4, the Filing Party may resolve, settle, or agree to any deficiency, claim or adjustment for any taxable period if the Filing Party waives it right to indemnity with respect to such Tax Item. In such event, the Filing Party shall promptly reimburse the Non-Filing Party for all amounts previously advanced by the Non-Filing Party to the Filing Party in connection with such deficiency, claim or adjustment under Section 6.4(a)(4) of this Agreement. In addition, the Filing Party shall reimburse the Non-Filing Party for any Tax Detriment that directly results from the settlement of such deficiency, claim or adjustment. No waiver by the Filing Party under this Section 6.4(c) with respect to any deficiency, claim or adjustment relating to any single Tax Item, position, issue or transaction or relating to any single Tax for any one taxable period shall operate as a waiver with respect to any other deficiency, claim or adjustment.

                  6.5 Failure to Notify, Etc. The failure of the Filing Party promptly to notify the Non-Filing Party of any matter relating to a particular Tax for a taxable period or to take any action specified in Section
6.3 of this Agreement shall not relieve the Non-Filing Party of any liability and/or obligation which it may have to the Filing Party under this Agreement with respect to such Tax for such taxable period except to the extent that the Non-Filing Party's rights hereunder are materially prejudiced by such failure and in no event shall such failure relieve the Non-Filing Party of any other liability and/or obligation which it may have to the Filing Party.

                  6.6 Remedies. Except as otherwise provided in this Agreement, the parties hereby agree that the sole and exclusive remedy for a breach by the Filing Party of the Filing Party's obligations to the Non-Filing Party with respect to a deficiency, claim or adjustment relating to the redetermination of a Tax Item of the Non-Filing Party for a taxable period shall first be a reduction in the amount that would otherwise be payable by the Non-Filing Party for such taxable period and then an increase in amount that would otherwise be payable by the Filing Party for such taxable period, in either case because of the breach. The parties further agree that no claim against the Filing Party and no defense to the Non-Filing Party's liabilities to the Filing Party under this Agreement shall arise from the resolution by the Filing Party of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of the Filing Party.

SECTION 7.        MISCELLANEOUS.

                  7.1 Effectiveness. This Agreement shall become effective upon execution by the parties hereto.

                  7.2 Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or other generally accepted means of electronic transmission, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (ii) or (iii)), addressed to the attention of the addressee's General Counsel at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice.

                  7.3      Changes in Law.

                  (a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

                  (b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

                  7.4 Confidentiality. For a period of three years, commencing on the date of this Agreement, each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 7.4. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

                  7.5 Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

                  7.6 Affiliated Companies. CP shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by CP or any CP Affiliated Company. Texas Genco shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Texas Genco Affiliated Company.

                  7.7 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

                  7.8 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof.

                  7.9 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas as to all matters regardless of the law that might otherwise govern under the principles of conflicts of law applicable thereto.

                  7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

                  7.11 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

                  7.12 No Third Party Beneficiaries. This Agreement is solely for the benefit of CP, the CP Affiliated Companies, Texas Genco and the Texas Genco Affiliated Companies. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

                  7.13 Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing.

                  7.14 Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                                CENTERPOINT ENERGY, INC.
                                On behalf of Itself and Its Affiliated Companies

                                By: /s/ DAVID M. MCCLANAHAN
                                    --------------------------------------------
                                Name:   David M. McClanahan
                                Title:  President and Chief Executive Officer

                                TEXAS GENCO HOLDINGS, INC.
                                On behalf of Itself and Its Affiliated Companies

                                By: /s/ DAVID G. TEES
                                    --------------------------------------------
                                Name:   David G. Tees
                                Title:  President and Chief Executive Officer